February 28, 2023

The Advisors’ Inner Circle Fund III

One Freedom Valley Drive

Oaks, Pennsylvania 19456

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 338 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-192858)

Ladies and Gentlemen:

We have acted as counsel to The Advisors’ Inner Circle Fund III (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement (as amended, the “Registration Statement”), which relates to the Trust’s units of beneficial interest, with no par value per share (collectively, the “Shares”), of the following portfolios of the Trust: MetLife Core Plus Fund, MetLife Multi-Sector Fixed Income Fund, Knights of Columbus Core Bond Fund, Knights of Columbus Limited Duration Fund, Knights of Columbus Large Cap Growth Fund, Knights of Columbus Large Cap Value Fund, Knights of Columbus Small Cap Fund, Knights of Columbus International Equity Fund, Knights of Columbus Long/Short Equity Fund, Knights of Columbus U.S. All Cap Index Fund, Knights of Columbus Real Estate Fund, FS Chiron Capital Allocation Fund, FS Chiron SMid Opportunities Fund, PineBridge Dynamic Asset Allocation Fund, Ninety One Global Franchise Fund, Ninety One Emerging Markets Equity Fund, Ninety One Global Environment Fund, Ninety One International Franchise Fund, Legal & General Cash Flow Matched Bond Fund, Legal & General Long Duration U.S. Credit Fund, Legal & General Retirement Income 2040 Fund, Legal & General U.S. Credit Fund, Legal & General Global Developed Equity Index Fund, Legal & General Long Life Fund, Barrow Hanley Emerging Markets Value Fund, Barrow Hanley International Value Fund, Barrow Hanley Concentrated Emerging Markets ESG Opportunities Fund, Barrow Hanley Total Return Bond Fund, Barrow Hanley Credit Opportunities Fund, Barrow Hanley Floating Rate Fund and Barrow Hanley US Value Opportunities Fund (the “Funds”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 338 to the Registration Statement (the “Amendment”) with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, copies of the following documents:

(a)	a certificate of the State of Delaware certifying that the Trust is validly existing under the laws of the State of Delaware;

Morgan, Lewis & Bockius LLP

1701 Market Street
Philadelphia, PA 19103-2921	+1.215.963.5000
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(b)	the Trust’s Agreement and Declaration of Trust dated December 4, 2013, as amended September 10, 2020 (the “Declaration of Trust”), and Amended and Restated By-Laws dated September 18, 2014, as amended June 25, 2020 (the “By-Laws”);

(c)	a certificate executed by James Bernstein, the Secretary of the Trust, certifying as to, and attaching copies of, the Declaration of Trust and By-Laws and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Funds; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers and representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms of purchase described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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